EXHIBIT 99.1
COVANTA’S THIRD QUARTER OPERATING RESULTS IN LINE WITH EXPECTATIONS;
$270 MILLION RETURNED TO SHAREHOLDERS DURING THE QUARTER;
2010 GUIDANCE UPDATED

FAIRFIELD, NJ, October 20, 2010 — Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) reported financial results today for the third quarter of 2010.
In reviewing Covanta’s third quarter, Anthony Orlando, President and CEO noted that, “We continued to generate strong levels of Free Cash Flow during the third quarter, while our consistent cash generation over time enabled us to return $270 million to our shareholders in the quarter. I was particularly pleased with our repurchase of more than 1.5% of our outstanding shares following the special dividend paid in July. This is consistent with our commitment to return surplus capital to shareholders in a prudent and timely manner and to fund high value development projects as they come to fruition. Given our strong cash generation and the status of our growth pipeline, we plan on making additional opportunistic share repurchases in future quarters generally consistent with our actions in the third quarter.”
Capital Returned to Shareholders
During the quarter Covanta returned $270 million to shareholders in the form of a $233 million special cash dividend and another $37 million of share repurchases. Approximately 2.5 million shares of common stock were repurchased at a weighted average cost of $14.69 per share.
Third Quarter Results
For the three months ended September 30, 2010, consolidated operating revenues increased $28 million or 7% to $437 million, up from $409 million in the prior year comparative period.
Revenues from the Americas segment increased $48 million or 14% to $394 million. This year’s quarter benefits from the full inclusion of the acquired Veolia businesses versus a partial contribution in last year’s third quarter. “We continue to be pleased with how the Veolia Energy-from-Waste acquisition is playing out,” added Orlando. Additional revenue benefits were realized from higher recycled metal prices and increased construction revenue related to the Honolulu expansion project. Those gains continued to be largely offset by lower revenue relating to contract transitions. Americas plant operating expenses increased by $22 million or 12%. Other than the increase caused by the inclusion of the Veolia businesses and the Hempstead contract transition, plant operating expense was essentially held flat with the prior year.

International segment revenue decreased $19 million or 34% to $38 million in the third quarter, while plant operating expenses declined by $13 million or 31%. The decrease in both revenues and plant operating expenses resulted primarily from lower demand and electricity generation in India.
Adjusted EBITDA for the Company was $165 million or $12 million higher than the prior year comparative period. The improvement was driven by a full quarter benefit from the Veolia acquisition and higher recycled metal prices, offset by contract transitions primarily at our Hempstead and Union facilities. Free Cash Flow was $111 million in the third quarter, compared to $103 million in the prior year comparative period. This improvement was largely driven by the same factors that produced Adjusted EBITDA growth.
Our diluted earnings per share (“EPS”) excluding special items were $0.28 for the third quarter of 2010; on a reported basis, EPS was $0.13. In both cases, this compares to EPS of $0.26 for the third quarter of 2009. The non-cash special items had a $0.15 per share impact and were primarily associated with the Dublin development project and a loan issued to fund improvements at the Harrisburg Energy-from-Waste facility.
With respect to Dublin, Orlando said, “Covanta and Dublin City Council continue to work together to complete the project and believe it still makes a lot of sense for all stakeholders. However, the project’s future is uncertain given the political and regulatory environment in Ireland.” In light of those circumstances, Covanta recorded a $23 million pre-tax charge against our full investment, net of recoverable amounts.
In terms of Harrisburg, given the City’s evolving financial circumstances, Covanta recorded a $7 million pre-tax reserve against the $20 million loan. Covanta is pursuing repayment in full while working with all of the stakeholders to maximize the value of the Energy-from-Waste facility to help with the overall situation.
Year-to-Date Results
For the nine months ended September 30, 2010, total operating revenues increased 13% to $1.3 billion. Free Cash Flow was $271 million for the year-to-date period compared to $204 million for the same period last year. Adjusted EBITDA was $384 million compared to $375 million for the same period last year and EPS excluding special items was $0.40 ($0.25 on a reported basis) compared to $0.47 in 2009.
2010 Guidance
Consistent with the strong operating results in the third quarter, Covanta is refining and revising guidance on its key metrics including increasing its guidance on Free Cash Flow:

	Prior Guidance	Revised Guidance
Free Cash Flow	$300-$340 million	$325-$350 million
Adjusted EBITDA	$520-$560 million	$525-$550 million
EPS (excluding special items)	N/A	$0.55 - $0.65
Reported EPS guidance is adjusted to $0.37-$0.47 compared to previously provided EPS guidance of $0.55-$0.75. See Exhibits 1A and 1B for additional information regarding the special items resulting in such adjustment.

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Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, October 21, 2010 to discuss its results for the three months ended September 30, 2010. To participate, please dial 877-806-3982 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States, please dial 702-928-7062. Please utilize conference ID number 10029077 when prompted by the conference call operator. The conference call will also be web cast live on the Investor Relations section of the Covanta website at www.covantaenergy.com.
A replay of the conference call will be available from 11:30 am (Eastern) Thursday, October 21, 2010 through midnight (Eastern) Thursday, October 28, 2010. To access the replay, please dial 800-642-1687, or from outside of the United States 706-645-9291 and use the replay conference ID number 10029077. The webcast will also be archived on www.covantaenergy.com.
About Covanta
Covanta Holding Corporation (NYSE:CVA), is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 45 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into more than 9 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act,

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the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully close its announced or planned acquisitions or projects in development and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.
Contacts
Marisa F. Jacobs, Esq.
1-973-882-4196
Attachments

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Exhibit 1
Covanta Holding Corporation
Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)
	(In thousands, except per share amounts)
Operating revenues
Waste and service revenues	$257,878	$233,187	$768,433	$667,298
Electricity and steam sales	148,051	161,342	438,005	439,751
Other operating revenues	31,048	14,180	82,545	36,206

Total operating revenues	436,977	408,709	1,288,983	1,143,255

Operating expenses
Plant operating expenses	242,069	233,290	813,086	703,888
Other operating expenses	28,707	14,804	77,568	34,270
General and administrative expenses	23,014	28,945	77,401	81,366
Depreciation and amortization expense	48,622	48,057	146,527	150,717
Net interest expense on project debt	9,880	12,634	31,266	37,511
Write-down of assets (A)	32,321	—	32,321	—

Total operating expenses	384,613	337,730	1,178,169	1,007,752

Operating income	52,364	70,979	110,814	135,503

Other income (expense)
Investment income	574	952	1,669	3,136
Interest expense	(10,970)	(10,843)	(32,250)	(27,291)
Non-cash convertible debt related expense	(9,779)	(3,465)	(29,760)	(14,562)

Total other expenses	(20,175)	(13,356)	(60,341)	(38,717)

Income before income tax expense and equity in net income from unconsolidated investments	32,189	57,623	50,473	96,786
Income tax expense	(16,414)	(19,614)	(23,348)	(34,197)
Equity in net income from unconsolidated investments	6,833	5,611	18,024	17,091

Net Income	22,608	43,620	45,149	79,680

Less: Net income attributable to noncontrolling interests in subsidiaries	(2,451)	(2,768)	(6,436)	(6,312)

Net Income Attributable to Covanta Holding Corporation	$20,157	$40,852	$38,713	$73,368

Earnings Per Share:
Basic	$0.13	$0.27	$0.25	$0.48

Weighted Average Shares	153,443	153,779	153,907	153,660

Diluted	$0.13	$0.26	$0.25	$0.47

Weighted Average Shares	154,312	155,110	154,639	154,935

Cash Dividend Declared Per Share:	$—	$—	$1.50	$—

Supplemental Information

Diluted Earnings Per Share, Excluding Special Items (A)	$0.28	$0.26	$0.40	$0.47

(A)	For additional information, see Exhibit 1A and 1B of this Press Release for a reconciliation of Diluted Earnings Per Share to Diluted Earnings Per Share, Excluding Special Items. For additional discussion of the Special Items, see Note 8 — Supplementary Information of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2010.

Exhibit 1A
Covanta Holding Corporation
Reconciliation of Diluted Earnings Per Share to Diluted Earnings Per Share, Excluding Special Items

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2010	2009	2010	2009	Estimated 2010
	(Unaudited)
Diluted Earnings Per Share	$0.13	$0.26	$0.25	$0.47	$0.37 - $0.47

Special Items (A)	0.15	—	0.15	—	0.18

Diluted Earnings Per Share, Excluding Special Items	$0.28	$0.26	$0.40	$0.47	$0.55 - $0.65

(A)	For details related to the Special Items and Diluted Earnings Per Share, Excluding Special Items, see Exhibit 1B of this Press Release. For additional discussion of these Special Items, see Note 8 — Supplementary Information of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2010.
Exhibit 1B
Covanta Holding Corporation
Reconciliation of Special Items

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)
	(In thousands, except per share amounts)
Non-cash write-down of loan issued for the Harrisburg EfW facility to fund certain facility improvements (A)	$6,580	$—	$6,580	$—
Non-cash write-down of capitalized costs related to the Dublin development project (A)	23,130	—	23,130	—
Non-cash write-down of corporate real estate (A)	2,611	—	2,611	—

Total Special Items, pre-tax	32,321	—	32,321	—

Proforma income tax impact (B)	(9,475)	—	(9,475)	—

Total Special Items, net of tax	$22,846	$—	$22,846	$—

Diluted Earnings Per Share Impact	$0.15	$—	$0.15	$—

Weighted Average Diluted Shares Outstanding	154,312	155,110	154,639	154,935

(A)	For additional discussion of these Special Items, see Note 8 — Supplementary Information of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2010.

(B)	There is minimal tax benefit from the non-cash write-down related to the Dublin assets. As a result, this non-cash write-down is significant to the effective tax rate. Accordingly, we are presenting this proforma calculation of the income tax effect from the total non-cash write-downs in the third quarter of 2010 to illustrate the proforma impact upon income tax expense and net income. The proforma income tax impact represents the tax provision amount related to the overall tax provision calculated without the non-cash write-downs when compared to the tax provision reported under GAAP in the condensed consolidated statement of income.
Exhibit 1C
Covanta Holding Corporation
Effective Tax Rate

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)
Effective Tax Rate (A)	51.0%	34.0%	46.3%	35.3%

(A)	Our full year estimated effective tax rate (“ETR”) increased during the third quarter of 2010 compared to our prior estimate due to the non-cash write-down related to the Dublin project. Since we have no income in Ireland to offset the non-cash write-down, we are unable to recognize a tax benefit at this time. GAAP requirements for tax accounting require the ETR to be calculated on a full year basis, which has the result of increasing the ETR for both the third and the fourth quarters of 2010. The ETR for the third quarter of 2010 was 51% and we expect the ETR for the fourth quarter of 2010 to be approximately 53%, absent discrete items.

Exhibit 2
Covanta Holding Corporation
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2010	2009	2010	2009	Estimated 2010
	(Unaudited, in thousands)
Net Income Attributable to Covanta Holding Corporation	$20,157	$40,852	$38,713	$73,368
Special Items, net of tax (A)	22,846	—	22,846	—

Net Income Attributable to Covanta Holding Corporation, excluding Special Items, net of tax	$43,003	$40,852	$61,559	$73,368	$85,000 - $100,000

Depreciation and amortization expense	48,622	48,057	146,527	150,717	192,000 - 198,000

Debt service:
Net interest expense on project debt	9,880	12,634	31,266	37,511
Interest expense	10,970	10,843	32,250	27,291
Non-cash convertible debt related expense	9,779	3,465	29,760	14,562
Investment income	(574)	(952)	(1,669)	(3,136)

Subtotal debt service	30,055	25,990	91,607	76,228	127,000 - 121,000

Income tax expense, excluding tax effect of Special Items (A)	25,889	19,614	32,823	34,197	55,000 - 65,000

Other adjustments:
Decrease in unbilled service receivables	7,170	4,129	23,574	13,656
Non-cash compensation expense	3,858	3,055	13,279	10,724
Transaction-related costs (B)	1,096	5,952	1,349	5,952
Other non-cash expenses (C)	2,313	2,304	5,051	3,955
Other	50	—	1,589	—

Subtotal other adjustments	14,487	15,440	44,842	34,287	59,000 - 56,000

Net income attributable to noncontrolling interests in subsidiaries	2,451	2,768	6,436	6,312	7,000 - 10,000

Total adjustments	121,504	111,869	322,235	301,741

Adjusted EBITDA	$164,507	$152,721	$383,794	$375,109	$525,000 - $550,000

(A)	For additional information, see Exhibit 1B of this Press Release and Note 8 — Supplementary Information of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2010.

(B)	This amount relates primarily to transaction costs related to exploring the sale of our fossil fuel independent power production facilities in the Philippines, India and Bangladesh in 2010 and transaction costs associated with the acquisition of Veolia energy-from-waste businesses in 2009.

(C)	Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy Corporation’s credit agreement.
Exhibit 3
Covanta Holding Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2010	2009	2010	2009	Estimated 2010
	(Unaudited, in thousands)
Cash flow provided by operating activities	$119,176	$110,411	$328,107	$247,733	$395,000 - $430,000

Debt service	30,055	25,990	91,607	76,228	127,000 - 121,000

Change in working capital	2,070	(5,459)	(28,383)	27,511
Change in restricted funds held in trust	20,625	9,478	12,881	2,824
Non-cash convertible debt related expense	(9,779)	(3,465)	(29,760)	(14,562)
Amortization of debt premium and deferred financing costs	216	483	576	2,791
Equity in net income from unconsolidated investments	6,833	5,611	18,024	17,091
Dividends from unconsolidated investments	(2,664)	(375)	(10,910)	(2,941)
Current tax provision	873	9,999	2,585	19,585
Other	(2,898)	48	(933)	(1,151)

Sub-total	15,276	16,320	(35,920)	51,148	3,000 - (1,000)

Adjusted EBITDA	$164,507	$152,721	$383,794	$375,109	$525,000 - $550,000

Exhibit 4
Covanta Holding Corporation
Summary Cash Flow Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2010	2009	2010	2009	Estimated 2010
	(Unaudited, in thousands)

Net cash flow provided by operating activities	$119,176	$110,411	$328,107	$247,733	$395,000 - $430,000

Net cash flow used in investing activities	(21,181)	(252,899)	(247,573)	(329,624)

Net cash (used in) provided by financing activities (A)	(309,055)	(35,886)	(437,395)	261,902

Effect of exchange rate changes on cash and cash equivalents	2,241	(192)	(315)	196

Net (decrease) increase in cash and cash equivalents	$(208,819)	$(178,566)	$(357,176)	$180,207

(A)	This amount includes the cash dividend paid of $232.7 million and repurchases of common stock of $36.7 million for the three and nine months ended September 30, 2010 and proceeds received of $388.9 million related to the issuance of the 3.25% Cash Convertible Senior Notes and related transactions during the nine months ended September 30, 2009.
Exhibit 5
Covanta Holding Corporation
Return to Shareholders
(Unaudited, in thousands, except per share amount)
During three and nine months ended September 30, 2010, the following amounts were returned to shareholders:

			Weighted
			Average
			Cost
	Amount	Shares	Per Share
Cash Dividends Paid to Shareholders (A)	$232,671

Common Stock Repurchased (A)	36,708	2,500	$14.69

	$269,379

(A)	For additional information, see Note 6 — Changes in Capitalization of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2010.
Exhibit 6
Covanta Holding Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2010	2009	2010	2009	Estimated 2010
	(Unaudited, in thousands)

Cash flow provided by operating activities	$119,176	$110,411	$328,107	$247,733	$395,000 - $430,000
Less: Maintenance capital expenditures (A)	(8,203)	(7,873)	(56,840)	(44,145)	(70,000) - (80,000)

Free Cash Flow	$110,973	$102,538	$271,267	$203,588	$325,000 - $350,000

Selected Uses of Free Cash Flow:
Principal payments on long-term debt	$(1,731)	$(1,664)	$(4,999)	$(5,009)
Principal payments on project debt, net of restricted funds used (B)	$(34,710)	$(21,455)	$(149,054)	$(89,113)
Distributions to partners of noncontrolling interests in subsidiaries	$(1,425)	$(3,511)	$(7,098)	$(9,596)
Acquisition of businesses, net of cash acquired	$—	$(234,217)	$(128,254)	$(251,734)
Acquisition of land use rights	$(3,447)	$—	$(18,545)	$—
Acquisition of noncontrolling interests in subsidiary	$—	$—	$(2,000)	$—
Purchase of equity interests	$—	$—	$—	$(8,938)
Other investing activities, net (C)	$828	$(1,671)	$(15,673)	$(9,843)
Cash dividends paid to shareholders	$(232,671)	$—	$(232,671)	$—
Common stock repurchased	$(36,708)	$—	$(36,708)	$—

Purchases of Property, Plant and Equipment:
Maintenance capital expenditures (A)	$(8,203)	$(7,873)	$(56,840)	$(44,145)
Capital expenditures associated with development projects	(3,979)	(5,683)	(13,943)	(9,794)
Capital expenditures associated with technology development	(1,335)	(2,326)	(4,642)	(3,269)
Capital expenditures — other	(5,045)	(1,129)	(7,676)	(1,901)

Total purchases of property, plant and equipment	$(18,562)	$(17,011)	$(83,101)	$(59,109)

(A)	Capital Expenditures primarily to maintain existing facilities. Purchases of property, plant and equipment is also referred to as Capital Expenditures.

(B)	Principal payments on project debt are net of changes in restricted funds held in trust used to pay debt principal of $(25.7) million and $(8.9) million for the three months ended September 30, 2010 and 2009, respectively and $(37.5) million and $31.0 million for the nine months ended September 30, 2010 and 2009, respectively. Principal payments on project debt excludes principal repayments on working capital borrowings relating to the operations of our Indian facilities of $4.6 million and $1.8 million for the three months ended September 30, 2010 and 2009, respectively and $11.8 million and $9.8 million for the nine months ended September 30, 2010 and 2009, respectively. Principal payments on project debt excludes a project debt refinancing transaction of $63.7 million related to a domestic energy-from-waste facility during the third quarter 2009.

(C)	For the nine months ended September 30, 2010, other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses.

For the nine months ended September 30, 2009, other investing activities is primarily comprised of a loan issued for the Harrisburg energy-from-waste facility to fund certain facility improvements, net of repayments.

Exhibit 7
Covanta Holding Corporation
Condensed Consolidated Balance Sheets

	As of
	September 30, 2010	December 31, 2009
	(Unaudited)
	(In thousands, except per share amounts)
ASSETS
Current:
Cash and cash equivalents	$76,507	$433,683
Restricted funds held in trust	228,070	131,223
Receivables (less allowances of $2,469 and $2,978, respectively)	273,321	306,631
Unbilled service receivables	22,377	37,692
Deferred income taxes	1,348	9,509
Prepaid expenses and other current assets	139,023	126,139

Total Current Assets	740,646	1,044,877
Property, plant and equipment, net	2,526,291	2,582,841
Investments in fixed maturites at market (cost: $25,713 and $27,500, respectively)	26,659	28,142
Restricted funds held in trust	109,651	146,529
Unbilled service receivables	32,316	37,389
Waste, service and energy contracts, net	480,731	380,359
Other intangible assets, net	80,720	84,610
Goodwill	230,020	202,996
Investments in investees and joint ventures	128,873	120,173
Other assets	296,807	306,366

Total Assets	$4,652,714	$4,934,282

LIABILITIES AND EQUITY
Current:
Current portion of long-term debt	$6,821	$7,027
Current portion of project debt	174,528	191,993
Accounts payable	36,259	27,831
Deferred revenue	73,892	60,256
Accrued expenses and other current liabilities	201,940	217,721

Total Current Liabilities	493,440	504,828
Long-term debt	1,421,798	1,430,679
Project debt	716,505	767,371
Deferred income taxes	583,954	571,122
Waste and service contracts	91,827	101,353
Other liabilities	144,654	141,760

Total Liabilities	3,452,178	3,517,113

Equity:
Covanta Holding Corporation stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10,000 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250,000 shares; issued 156,723 and 155,615 shares; outstanding 153,407 and 154,936 shares)	15,672	15,562
Additional paid-in capital	885,563	909,205
Accumulated other comprehensive income	8,903	7,443
Accumulated earnings	256,906	450,864
Treasury stock, at par	(332)	(68)

Total Covanta Holding Corporation stockholders’ equity	1,166,712	1,383,006
Noncontrolling interests in subsidiaries	33,824	34,163

Total Equity	1,200,536	1,417,169

Total Liabilities and Equity	$4,652,714	$4,934,282

Discussion of Non-GAAP Financial Measures
We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA, Free Cash Flow and Diluted Earnings Per Share, Excluding Special Items, which are non-GAAP measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow and Diluted Earnings Per Share, Excluding Special Items as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted earnings per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
The presentations of Adjusted EBITDA, Free Cash Flow and Diluted Earnings Per Share, Excluding Special Items are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.
Adjusted EBITDA
We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis.
Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of September 30, 2010. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 3.75 to 1.00 (which declines to 3.50 to 1.00 for quarterly periods after September 30, 2010), which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and nine months ended September 30, 2010 and 2009, reconciled for each such periods to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP.
Free Cash Flow
Free Cash Flow is defined as cash flow provided by operating activities less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our businesses, such as amounts available to make acquisitions, invest in construction of new projects or make principal payments on debt.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and nine months ended September 30, 2010 and 2009, reconciled for each such periods to cash flow provided by operating activities, which we believe to be the most directly comparable measure under GAAP.
Diluted Earnings Per Share, Excluding Special Items
Diluted Earnings Per Share, Excluding Special Items excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings Per Share in accordance with GAAP. During the current quarter we included the write-down of assets as Special Items. The following items are not all-inclusive, but examples of other items that would be included as Special Items in prior comparative and future periods. They would include significant gains or losses from the disposition of businesses, gains or losses on the extinguishment of debt and other significant items that would not be representative of our ongoing business.
We use the non-GAAP measure of Diluted Earnings Per Share, Excluding Special Items to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Diluted Earnings Per Share, Excluding Special Items for the three and nine months ended September 30, 2010 and 2009, reconciled for each such period to diluted earnings per share, which is believed to be the most directly comparable measures under GAAP.